Exhibit 10.1

Second Amendment to Employment Agreement

Between

Anand Vadapalli and Alaska Communications Systems Group, Inc.

Dated August 5, 2015

This Second Amendment to the Employment Agreement dated August 5 2015 (“Second Amendment”) amends the Employment Agreement dated August 5, 2015 (the “Agreement”) between Alaska Communications Systems Group, Inc., its subsidiaries, affiliates and any business ventures in which they may participate (collectively “Alaska Communications” or “the Company”) and Anand Vadapalli (“Executive”). Alaska Communications and Executive are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Agreement herein referenced and now desire to amend the Agreement as set forth herein; and

WHEREAS, the Parties previously amended the Agreement (First Amendment”) to extend the term of the Agreement; and

WHEREAS, the Parties now wish to amend the Agreement further upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth in this Second Amendment, the sufficiency and receipt of which are hereby acknowledged, Alaska Communications and Executive hereby agree as follows:

1.	Section 7.1, Annual Base Salary is amended as follows:

Effective January 7, 2018, Executive’s Base Salary will be not less than four hundred fourteen thousand dollars ($414,000.00) (the “Base Salary”), subject to payroll taxes and withholding, to be paid in substantially equal installments at the same intervals as other officers of ACS are paid.

The remaining provisions of Section 7.1 remain unchanged.

2.	Section 7.2, Annual Cash Incentive is replaced in its entirety with the following:

7.2. Annual Incentive. In addition to the annual Base Salary, Executive is eligible for a target Annual Incentive (“AI”) in cash, which shall not be less than the value of the Base Salary, with the actual amount to be paid or vested determined annually by the Compensation and Personnel Committee of the Board (“Committee”) based on his achievement of the annual performance objectives (“Objectives”) to be set by the Committee for each performance year at the same time as objectives are set for other executive officers. Provided, however, that for the 2018 performance year, the form of the AI may be awarded as equity based awards in the form of Performance Share Units if a sufficient number of shares are available for grant under the 2011 Incentive Award Plan, or as cash as determined by the Compensation and Personnel Committee. Except as otherwise specifically provided in this Agreement, to be eligible to receive AI in respect to performance in any performance year, Executive must be actively employed by ACS and in good standing on the day the annual AI amounts are paid or vested, as appropriate for the relevant performance year. Payment or vesting of AI to Executive shall be provided not later than the time such annual incentives are made to any other Officers of ACS.

3.	All references to Cash Incentive, CI or annual cash incentives shall be replaced with Annual Incentive, AI, or annual incentives as appropriate.

4.	Section 7.3.1, is replaced in its entirety with the following:

7.3.1. During the Term of this Agreement, Executive shall be eligible to receive annual long term awards (“LTAs”) in the form of time-vested Restricted Share Units, performance based Performance Share Units or other equity or equity-based awards, or a combination thereof (“Equity”) and/or performance-based cash awards other than annual cash incentives. To align the interests of Executive with those of the Company shareholders, annual LTAs should be guided by the principle that annual LTAs are not less than twice the value of Executive’s annual base salary. The specific quantity and type of LTAs (as well as the terms and conditions associated with and the grant date schedule for each LTA), however, shall be determined annually by the Compensation and Personnel Committee of the Board of Directors for each performance year at the same time as those details are determined for other executive officers. The annual LTAs shall vest only in the amounts and on the terms and schedule approved by the Board, and based on accomplishment of performance objectives set by the Board, shall be subject to the terms of an individual grant award agreement which must be executed by Executive within a reasonable amount of time following the grant as a condition of vesting the LTA and shall vest post separation only in compliance with the provisions of this Agreement, including those restrictive covenants set forth in Section 12 of this Agreement.

5.	Section 8.2, is replaced in its entirety with the following:

8.2. So long as Executive resides at an Outside Principal Residence, Executive shall be entitled to reimbursement for all reasonable travel costs between Executive’s Outside Principal Residence and the Company’s headquarters (currently in Anchorage) or other appropriate business locations, and living expenses while working away from Executive’s Outside Principal Residence. All such expenses shall be reimbursed at actual cost to Executive. Further, the Company shall lease appropriate living accommodations for Executive’s use while working away from his Outside Principal Residence at the Company’s headquarters with such living expenses not to exceed $2,500 per month. Executive shall also be entitled to reimbursement of normal business expenses (including reasonable and necessary travel expenses on behalf of the Company) in accordance with the Company’s applicable expense reimbursement policies and procedures and shall be covered under ACS’ Directors and Officers insurance and corporate indemnification policies, as they may be amended from time to time, and subject to the terms and conditions of those respective plans and programs. Executive shall also receive an annual automobile allowance, which shall be pro-rated in the first and last years of the Term. The Company agrees to reimburse Executive for his reasonable legal and other professional fees actually incurred with respect to the negotiation, and prior to the execution, of this Agreement and any amendments, up to a maximum of twenty thousand dollars ($20,000.00), upon submission of adequate documentation of such payments by Executive. Reimbursement for legal expenses shall be made promptly, and no event later than March 15 of the year after the year in which this Agreement is executed by both Parties.

6.	All other provisions of the Agreement shall remain in full force and effect in accordance with their stated terms.

IN WITNESS WHEREOF, Alaska Communications and Executive have executed and entered into this Second Amendment on the date set forth below.

EXECUTIVE:

By:	/s/ Anand Vadapalli	Date: May 10, 2018
(Signature)
Name: Anand Vadapalli

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ Leonard Steinberg	Date: May 10, 2018
(Signature)
Name: Leonard Steinberg
Its: Corporate Secretary